Exhibit 10.11

Contract of Sale of Business

AGREEMENT FOR SALE AND PURCHASE OF SECURITIES (“SECURITIES SALE AGREEMENT”)

WARNING

THIS IS A BINDING CONTRACT

YOU SHOULD OBTAIN THE ADVICE OF A SOLICITOR BEFORE YOU SIGN

Dated:	Friday, Jan 19, 2018
Business name and description	GLOBAL INSTITUTE OF VOCATIONAL EDUCATION PTY. LTD. ABN 43 611 184 206 RTO ID: 45175 (Registered with ASQA)

Vendor	Azmat Ali Chief Executive Officer GLOBAL INSTITUTE OF VOCATIONAL EDUCATION PTY. LTD. 0430 320 046 aliazmat.au@gmail.com
Vendor’s address	22 Cuthbert Av Truganina VIC 3029
Purchaser(s) Address and Details
Purchaser	Ali Kasa Chief Executive Officer Anvia (Australia) Pty Ltd f.k.a Kasa Corporation (Australia) Pty Ltd 0439307455 ali.kasa@anviaholdings.com
Purchaser’s address	366 Nursery Road, Holland Park, 4121, QLD
Covenantors’ Details	Not Applicable
Purchase Price	$81,900 [Purchase Price Schedule 1]
Deposit	$4095 Paid on 12 October 2017
Balance of Purchase Price	● $26,500 payable before on 19 January 2018 ● $15,305 payable before or on 31 March 2018 ● $36,000 payable before or on 15 June 2018
Purchase Price apportionment	[ List of all Assets Schedule 3] (Assets, Goodwill etc.)
Stock Valuer	Not Applicable
Stake Holder (Agent)	Not Applicable

Assistance Period (insert number of days before and after Completion)	Until the extension of scope is completed.
Restraint Area (insert the area where the Vendor and Covenantors must not compete etc., with the Business during the Restraint Period)	Not applicable
Restraint Period (insert the period during which the Vendor and Covenantors must not compete etc. with the Business within the Restraint Area)	Not applicable

Conditions (for example, subject to finance)

Completion Date	19th January, 2018
Location for Completion	Melbourne VICTORIA

Employees (insert names of employees who must be offered employment by the Purchaser)	Not Applicable

Premises (insert address)	No Leasehold or premises are included
Premises Lease (insert particulars of lessor, registration number, expiry and options remaining etc.)	Not Applicable
Motor Vehicles (insert particulars of registration, make, model and any Encumbrances being transferred to the Purchaser etc.)	Not Applicable
Leased Equipment (insert particulars of lessor, make, model, remainder owing and duration of lease etc.)	Not Applicable
Hired Equipment (insert particulars of hirer, make and model, periodic payments and term etc.)	Not Applicable

Intellectual Property Rights (insert description and details of any licences, including term and ongoing fees etc.)

●   ASQA Registration – RTO ID 45175

●   Compliance Forms

●   ASIC Company Documents

●   Policies and Procedures

●   Student Handbook

●   Trainer Handbook

●   Staff Register and Trainer Files

●   Complaints and appeals documents

●   Continuous Improvement register

●   Enrollment forms

●   Training and Assessment Strategies

●   Assessment Tools Student Assessment and Trainer Guides

●   Validation Register, Schedule and completed Validation

●   ASQA – Communications and Resources

●   Invoices

●   Marketing

●   Business Plan

●   Statement of Attainment and Qualifications

●   Industry Consultation

●   Training Package Details

Business Contracts and Arrangements	No Business Contract will be transferred with the License
Excluded Assets (insert particulars of assets not being transferred with Business)	[ List of all Assets Schedule 3]

Executed as an agreement

SIGNED by (or on behalf of) the Vendor	Name: Azmat Ali Title: Director / CEO Date: Thursday, 19 January 2018
SIGNED by (or on behalf of) the Purchaser(s)	Name: Ali Kasa Title: CEO Date: Thursday, 19 January 2018

1.        Cooling Off

1.1	Subject to clause 1.2, the Purchaser may terminate this contract by giving written notice to the Vendor (or the Vendor’s agent) within 3 Business Days after the day the Purchaser signs the contract.

1.2	The Purchaser is entitled to give notice under clause 1.1 where the Purchaser previously signed a similar contract for the purchase of the Business.

1.3	If the Purchaser terminates this contract under clause 1.1, any payment the Purchaser made to the Vendor or Stakeholder must be refunded. 10% Administration charges will incur for completion of contract, advertising and re selling fees. These charges will be deducted from the deposit and balance will be paid within 7 days to terminating this contract within cooling off period. This will not apply after the cooling off period.

2.       Sale and Purchase [List of all Assets Schedule 3] [Purchase Price Schedule 1]

If all Conditions are satisfied, at Completion:

2.1	the Vendor (as legal and beneficial owner) sells; and

2.2	the Purchaser buys, free from all Encumbrances (other than those Encumbrances listed in the Particulars), the Business and the Assets.

3.	Conditions

3.1	The rights and obligations of the parties in this contract have no force or effect until all Conditions are satisfied.

3.2	Each party must:

3.2.1	immediately notify the other party of the satisfaction of its Conditions; and

3.2.2	provide evidence to establish, to the reasonable satisfaction of the other party, that its Conditions have been satisfied.

3.3	If the Conditions are not satisfied or waived by the Purchaser on or before:

3.3.1	5.00 p.m., two Business Days prior to the Completion Date; or

3.3.2	such other date and time agreed in writing by the parties,

this contract terminates immediately, except with regard to:

3.3.3	the Deposit; and

3.3.4	the Confidential Information.

4.	Purchase Price [Purchase Price Schedule 1]

4.1	The Purchaser must pay:

4.1.1	On the date specified in the Particulars—the Deposit to the Stakeholder; and

4.1.2	On Completion—the balance of the Purchase Price as directed by the Vendor.

4.2	Within two Business Days of receipt, the Stakeholder must invest the Deposit in non-interest bearing account with its Bank.

4.3	The Vendor must direct the Stakeholder to cause the Deposit to be:

4.3.1	Released to the Vendor upon Completion; or

4.3.2	released and forfeited to the Vendor if this contract is lawfully terminated due to the breach of the Purchaser, without prejudice to any other right that the Vendor may have arising from the breach; or

4.3.3	released to the seller if the contract is lawfully terminated other than as a result of a default on the part of the Purchaser.

4.4	Unless otherwise agreed by the Vendor, the Purchaser must pay the Purchase Price by bank cheque.

4.5	The Purchase Price must be apportioned between the Assets on the basis set out in the Particulars.

5.	Title and Risk [ List of all Assets Schedule 3]

5.1	The Purchaser is only entitled to the income and profits of the Business accrued after Completion when full payment for the purchase of securities has been paid.

5.2	Possession of the Assets sold under this contract and risk related to the Assets must be given and taken at Completion.

5.3	After signing the contract, the purchaser must maintain current insurance policies in respect of the Assets covering such risks and for such amounts as would be maintained in accordance with prudent business practice and it would be responsibility of the purchaser to bear all expenses relating to the business such as registration cost, insurance premiums and software access charges

5.4	If any of the Assets are damaged, destroyed or otherwise affected before Completion to a degree which, in the reasonable opinion of the Purchaser, materially and adversely affects the conduct or profitability of the Business, the Purchaser may ask for a refund of the money from which 30% administration charges will be deducted by the purchaser.

5.5	If the Purchaser does not elect to terminate this contract and the Vendor is not adequately insured under the contracts of insurance referred to in clause 5.3, 10% of the purchase price will be adjusted and must be reflected in Purchase Price as agreed between the Vendor and the Purchaser or, failing agreement, as determined by an independent third party acting as an expert. If the parties cannot agree on appointment of the third party or their remuneration or both, then either party may ask the President (or nominee) of the Law Institute of Victoria to appoint a suitable independent third party or determine that person’s remuneration or both.

5.6	The Purchaser and its representatives are entitled to full management and control of the Business after Completion date and full payment has been made.

5.7	Title to the Assets and the benefit of the Goodwill passes to the Purchaser at Completion.

5.8	ASIC Securities will not be transferred until the full payment has been made

5.9	ASQAnet details will not be updated until full payment is made. After completion date purchaser has 28 days to notify ASQA of material change of event and it is responsibility of the purchaser to notify ASQA of new owners of the business.

6.	Continuation of Business

6.1	Prior to Completion the Vendor must carry on the Business in the usual and ordinary course and do all things necessary or desirable to preserve and enhance the Goodwill and not do anything which may damage the Goodwill at any time.

6.2	Vendor will be able to operate as normal business until the completion date or 6 months from the time deposit is paid until whichever comes later. However it will be complete responsibility of the purchaser from the time deposit is paid to maintain business license, pay ASIC fees. ASQA registration fees and other business related expenses.

7.	Sale as Going Concern

7.1	The Purchaser warrants that it is registered for GST purposes and will remain registered prior to and during Completion.

7.2	The parties acknowledge and agree that the sale of the Assets under this contract, together with the supply of anything else by the Vendor to the Purchaser under this contract, constitutes a GST-free supply of a going concern.

7.3	If at any time the supply or supplies under this contract do not constitute a supply of a going concern, the Purchaser must pay to the supplier an amount equal to the GST payable on the supply together with any general interest charge or penalties imposed by the Commissioner of Taxation.

8.	Assistance

The Vendor must do whatever is reasonably necessary to introduce the Purchaser to customers and suppliers connected with the Business and give the Purchaser reasonable assistance and advice about running the Business during the Assistance Period.

9.	Access to Records and Copies

9.1	The Vendor must facilitate and ensure that the Purchaser, its agents, representatives, accountants and solicitors are authorised and provided with full and free access to the Premises and the Records at all reasonable times before the Completion Date.

9.2	In exercise of the rights granted under clause 9.1, the Purchaser may make copies of material examined, consult with the Vendor’s auditor or accountant and, subject to the prior consent of the Vendor (which may not be unreasonably withheld), consult with Employees.

9.3	Until completion, or in the event that the sale and purchase of the Business and Assets is not completed under this contract, the Purchaser, its agents, representatives, accountants and solicitors must keep strictly confidential all information supplied or obtained under clauses 9.1 and 9.2.

10.	Completion [List of all Assets Schedule 3] [Purchase Price Schedule 1]

10.1	Completion must take place on the Completion Date at the location specified in the Particulars or such other place as the parties agree.

10.2	At Completion, the Vendor must, at its own cost (if any):

10.2.1	deliver to the Purchaser duly executed transfers of or consents relating to the Intellectual Property Rights (where applicable) in a form acceptable to the Purchaser;

10.2.2	assign to the Purchaser all its right, title and interest in the Business Contracts and Arrangements and deliver to the Purchaser all required consents to such assignment; and

10.2.3	deliver to the Purchaser duly executed documents to enable the Purchaser to apply for and obtain a transfer of all Statutory Licenses to enable the Purchaser to lawfully carry on the Business after Completion; and

10.2.4	deliver to the Purchaser the Records and the Students List; and

10.2.5	deliver to the Purchaser a list setting out, with respect to each Transferring Employee, their date of commencement of employment, rates of remuneration, leave and other entitlements as at Completion; and

10.2.6	unless clauses 14, 15 or 16 of this contract apply, deliver to the Purchaser the written consents of the respective owners, lessors or mortgagors to the assignment of the Hire Purchase Agreements, the Equipment Leases and the Premises Leases in a form acceptable to the Purchaser together with the original duly stamped leases or agreements and duly executed assignments or transfers (if necessary); and

10.2.7	deliver to the Purchaser:

10.2.7.1	certificates of registration, with ASIC, ASQA and ATO

10.2.8	transfer to the control of the Purchaser any deposit money held in company account for customers of the Business.

10.3	At Completion, the Purchaser must pay, as directed by the Vendor, that part of the Purchase Price referred to in clause 4.1.2 (plus or minus the net amount of adjustments required to be made between the parties in accordance with this contract, including clause 12).

11.	Stocktake

11.1	On the day immediately prior to Completion and (if necessary) on the Completion Date but prior to Completion, the Vendor and the Purchaser must carry out a physical stocktake of the Stock.

11.2	In carrying out the physical stocktake, the Vendor and the Purchaser must classify all items of Stock as:

11.2.1	good and saleable; or

11.2.2	not of merchantable quality.

11.3	Each class of Stock must be valued as follows:

11.3.1	the good and saleable Stock must be valued at the last invoiced cost price to the Vendor (including GST) as determined by the Vendor and Purchaser from the Records; and

11.3.2	Stock which is not of merchantable quality must be valued by agreement between the Vendor and the Purchaser or, failing agreement by Completion, be determined in the manner set out in clause 11.4.

11.4	Any dispute between the Vendor and the Purchaser relating to the physical quantity, quality, standard, classification, invoiced cost to the Vendor of Stock, or the value of items of Stock not of merchantable quality, which is not settled by Completion must be determined by the Stock Valuer.

12.	Adjustments

All:

12.1	periodical outgoings and expenses in respect of the Business (for example, rent, insurance, electricity, gas and water expenses); and

12.2	any deposits received by the Vendor for goods to be supplied by the Business, must be apportioned as at the Completion Date between the Vendor and the Purchaser and the Purchase Price adjusted accordingly.

13.       Assumption of Debt and Liabilities

13.1	With the exception of the Encumbrances specified in the Particulars (and only to the extent specified in the Particulars), the Purchaser does not assume any debt, liability or obligation of the Vendor, whether known or unknown, fixed or contingent.

14.	Hire Purchase Agreements and Equipment Leases

14.1	The Vendor must secure and the Purchaser must take an assignment of the Hire Purchase Agreements and Equipment Leases as at and with effect from the Completion Date.

14.2	The Purchaser must provide to the Vendor all information as is reasonably requested in order to obtain an assignment or novation of the Hire Purchase Agreements and Equipment Leases.

14.3	The Purchaser must assume, perform and observe the covenants and obligations of the Vendor under the Hire Purchase Agreements and Equipment Leases from the Completion Date and indemnifies the Vendor against any Claims or Liabilities arising as a result of any breach of such agreements by the Purchaser after the Completion Date.

14.4	If the Vendor is unable to procure the assignment or novation of a Hire Purchase Agreement or Equipment Lease to the Purchaser prior to the Completion Date, the Purchaser will accept the relevant Hired Equipment or Leased Equipment

15.       Premises Leases

15.1	The Purchaser must provide to the Vendor all information as is reasonably requested in order to obtain an assignment or novation of the Premises Leases.

16.	Business Contracts and Arrangements

16.1	If the assignment of any of the Business Contracts and Arrangements requires another party’s consent the purchaser must, until Completion and at its own cost, use its reasonable endeavours to get business contracts. Purchaser will not contact existing contracts directly and it will be responsibility of the vendor to finish of with existing contracts.

16.2	The Purchaser must provide to the Vendor all information as is reasonably requested in order to obtain an assignment of the Business Contracts and Arrangements.

16.3	In respect of each Business Contract and Arrangement assigned under this contract:

16.3.1	the Vendor is responsible for complying with all of the obligations under it for the period up to and including the Completion Date; and

16.3.2	the Purchaser is responsible for complying with all of the obligations under it for the period after the Completion Date; and

16.3.3	each party accordingly indemnifies the other against all Claims or Liabilities arising out of or in relation to the nonpayment, nonobservance or nonperformance of any obligations arising under or arising in respect of each Business Contract and Arrangement.

16.4	If the Purchaser is unable to procure the assignment of a Business Contract and Arrangement the vendor may, at its absolute discretion:

16.4.1	require an appropriate addition in the Purchase Price, taking account of the expected value of the relevant Business Contract and Arrangement to the Business after Completion; or

16.4.2	if the Business Contracts and Arrangements are material to the operation of the Business and the Purchaser has complied with clause 16.2, immediately terminate this contract by notice in writing to the Vendor with 20% administration charge will be payable to vendor for terminating the contract.

17.	Motor Vehicles

17.1	The Purchaser must bear the cost of any notice of disposal and any roadworthiness certificate required to be obtained (including the cost of any repair works required to obtain the roadworthiness certificate) in relation to any motor vehicle (owned or leased) sold or transferred under this contract.

17.2	The Purchaser must bear the cost of preparing and lodging any notice of acquisition or other documents required to be lodged under the relevant motor vehicle legislation and all stamp and other duties payable with respect to the transfer of ownership of any motor vehicle under this contract.

18.	Employees and Officers

18.1	The Vendor must, at least 14 days prior to Completion, deliver to the Purchaser all relevant particulars of each Employee including the Employee’s date of commencement, applicable award, total remuneration (including bonuses or profit sharing arrangements), rostered days off, superannuation or pension contributions, Workcare contributions, accrued annual leave (including loading) and accrued long service leave entitlements due to the Employee as at the Completion Date.

18.2	The Purchaser must, at least 7 days prior to Completion, offer to employ each Employee specified in the Particulars, with effect from and conditional on Completion, on terms and conditions no less favourable than those on which each such Employee is employed prior to the Completion Date.

18.3	The Purchaser must advise the Vendor which Employees have accepted the Purchaser’s offer of employment (the “Transferring Employees”).

18.4	The Vendor must not do anything to discourage any Employee from accepting employment with the Purchaser.

18.5	The Vendor must, on and with effect from the close of business on the day prior to the Completion Date, terminate the employment of all of the Transferring Employees.

18.6	On the Completion Date the Vendor must pay to each Employee who is not a Transferring Employee, or otherwise ceases work for the Vendor, all amounts due to him or her as at the Completion Date.

18.7	On the Completion Date, the Vendor must pay to the Transferring Employees all amounts owing and due to them as at the Completion Date in respect of wages, salaries, commissions, bonuses, allowances and other emoluments relating to services rendered prior to the Completion Date.

19.	Superannuation

19.1	At Completion, the Vendor must pay all outstanding superannuation contributions owing as at the Completion Date in respect of the Transferring Employees.

19.2	If the Vendor fails to comply with its obligation under clause 19.1, an amount equal to the aggregate of any outstanding superannuation contributions owing by the Vendor as at the Completion Date in respect of the Transferring Employees must be deducted from the Purchase Price.

20.	Restraint

There is no restraint period or area which applies to the vendor or purchaser in this agreement.

21.	Warranties [Schedule 2]

21.1	The Vendor and the Covenantors warrant and represent to the Purchaser as at the date of this contract and as at the Completion Date the matters set out in this clause.

21.2	If the Vendor is a company:

21.2.1	the Vendor is duly incorporated and has full corporate power to own the Assets and to carry on the Business; and

21.2.2	the Vendor has the power to enter into and perform this contract; and

21.2.3	no petition has been issued against the Vendor to wind it up nor has action been taken or threatened to be taken to seize or take possession of any of its assets (including the Assets); and

21.2.4	no controller, administrator or trustee of the Vendor has been appointed.

21.3	If the Vendor is a natural person or a company:

21.3.1	there are no unsatisfied judgments against the Vendor which have not been disclosed to the Purchaser; nor has any sequestration order been made or writ of execution issued against the Vendor or any of its assets (including the Assets); and

21.3.2	the sale of the Assets pursuant to this contract does not result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute a default under or result in the imposition of any encumbrance under any agreement or undertaking, by which the Vendor is bound.

21.4	The Accounts exhibit a true and fair view of the financial position and affairs of the Business, are true and accurate to a material extent and are not affected by unusual, extraordinary or non-recurring items.

21.5	The Vendor holds all material statutory licences, consents and authorisations necessary for the carrying on of the Business.

21.6	The conduct of the Business by the Vendor does not contravene any laws in any material respect and no allegation of any contravention of any applicable laws is known to the Vendor.

21.7	All information concerning the Business and the Assets which the Vendor or any of the Vendor’s representatives have furnished to the Purchaser or the Purchaser’s representatives prior to the execution of this contract is true, complete and accurate in all material respects and is not misleading or deceptive whether by inclusion or omission.

21.8	As far as the Vendor and the Covenantors are aware, there are no Claims by any person (including the Employees) or authority relating to the Business, other than those disclosed to the Purchaser.

21.9	There are no outstanding notices or orders served or made by any person, body or authority affecting the Business and the Vendors are not aware of any proposals or circumstances which may result in such a notice or order being served or made.

21.10	The Assets: [List of all Assets Schedule 3]

21.10.1	are all of the assets (other than the Excluded Assets) which have been used and which are appropriate, material and necessary for the successful conduct of the Business; and

21.10.2	will all be the property of the Vendor at Completion and will be free from all Encumbrances (other than those Encumbrances listed in the Particulars).

21.11	The Premises Leases create a valid and enforceable leasehold interest in accordance with their terms and have not been amended or modified.

21.12	The Premises are the only leasehold properties occupied or used by the Vendors in the conduct of the Business.

21.13	The Vendor has duly and punctually observed and performed the terms and conditions of the Premises Leases, is not in breach or default under any term or provision of them or liable to forfeiture or termination.

21.14	The Vendor has not received and is not aware of any notice from any party or competent authority affecting any right or interest under the Premises Leases.

21.15	Each item of Plant and Equipment is in a good and safe state of repair and condition and satisfactory working order for its age (fair wear and tear excepted) and has been regularly and properly maintained.

21.16	Other than as disclosed to the Purchaser, all Stock, whether in hand, in transit or in bond, is of good and merchantable quality, fit for the purpose for which it is intended to be used and is capable of being sold or used in the ordinary course of the Business, in accordance with the Vendor’s current price lists without rebate or allowance to a purchaser.

21.17	The Vendor has:

21.17.1	in relation to each Employee, complied in all material respects with all obligations imposed on it by statutes, orders, regulations, collective agreements, awards and codes of conduct relevant to conditions of service; and

21.17.2	made all payments in respect of occupational superannuation required under any statute or award in respect of each Employee; and

21.17.3	complied in all material respects with all statutory requirements as to workers’ compensation, insurance, payroll tax and income tax instalment deductions in relation to all Employees or past employees of the Business; and

21.17.4	established procedures under and has complied in all material respects with all requirements at any time in force under all occupational, health and safety legislation.

21.18	Each of the Business Contracts and Arrangements is valid, binding and enforceable against the parties to it and no party is in default.

21.19	The Vendor is not aware of any grounds for rescission or avoidance or repudiation of any of the Business Contracts and Arrangements.

21.20	The Vendor is not a party to any contractual arrangement in relation to the Business which may be terminated by any other party by reason of this contract or a change in the ownership of the Business.

21.21	There are no existing challenges to the Vendor’s right, title or interest in any of the Intellectual Property Rights.

21.22	As far as the Vendor is aware, the Vendor’s use of the Intellectual Property Rights does not breach the rights of any other person and no Claims have been asserted challenging the Vendor’s use of the Intellectual Property Rights.

21.23	The Vendor is not aware of any use by any other corporation or person of any trademarks or domain names forming part of the Assets.

21.24	There are no rights, benefits or arrangements used in or pertaining to the Business the benefit of which will not effectively pass to the Purchaser pursuant to this contract at Completion.

22.	Limits on Warranties [Schedule 2]

22.1	The Warranties are given subject to the disclosures in:

22.1.1	this contract; and

22.1.2	the Records; and

22.1.3	any other document which, or a copy of which, has been given to the Purchaser before the a Date; and

22.1.4	any other disclosure made by the Vendor to the Purchaser prior to the Completion Date.

22.2	The Purchaser must not claim that any facts disclosed in any of the documents specified in this clause renders any of the Warranties untrue or misleading or causes them to be breached.

22.3	The Vendor is not liable to the Purchaser for any Claim arising from or relating to, and the Purchaser expressly acknowledges and represents (with intention that the Vendor relies upon the representation) that it does not rely upon any statement, representation, warranty, promise, undertaking or agreement in connection with, the sale of the Assets not expressly set out in this contract.

22.4	The Vendor is not liable to the Purchaser for any claim for breach of the Warranties unless the Purchaser has given written notice to the Vendor setting out specific details of the claim on or before the day 10 days after the Completion Date.

22.5	The Purchaser agrees that the total amount payable by the Vendor in respect of all claims under this contract is no more than the amount of the Purchase Price.

22.6	The Purchaser must give written notice to the Vendor setting out full details of any claim, demand or legal proceeding which may lead to liability on the part of the Vendor and must permit the Vendor to defend, arbitrate or compromise any such proceedings.

23.       GST

23.1	Except as otherwise provided by this clause, all consideration payable under this contract in relation to any supply is exclusive of GST.

23.2	The vendor warrants that it is registered for GST purposes and will remain registered prior to and during Completion.

23.3	The parties acknowledge and agree that the sale of the Assets under this contract, together with the supply of anything else by the Vendor to the Purchaser under this contract, constitutes a GST-free supply of a going concern.

23.4	If at any time the supply or supplies under this contract do not constitute a supply of a going concern, the Purchaser must pay to the supplier an amount equal to the GST payable on the supply together with any general interest charge or penalties imposed by the Commissioner of Taxation.

24.       Confidential Information

24.1	For the sole purpose of protecting the vendor (both prior to and after Completion) in respect of the acquisition of the Assets, the purchaser covenants with the vendor that the purchaser will:

24.1.1	subject to clause 24.1.2, not at any time after the date of this contract without the prior consent of the vendor disclose any Confidential Information to any person other than the vendor; and

24.1.2	at all times after the date of this contract use their best endeavours to prevent disclosure by any officer, employee, agent of or consultant to the purchaser.

24.2	Clause 24.1 does not apply to disclosures by the Vendor (or any officer, employee, agent of or consultant to the purchaser) of Confidential Information:

24.2.1	that is now or in the future in the public domain other than due to a default under this contract; or

24.2.2	that is required to be disclosed by the Vendor to any government authority; or

24.2.3	that is required to be disclosed by the Vendor under any law, Court order or legislation from time to time in force.

25.	Disputes

25.1	If the Purchaser fails to pay money owing under this contract the Vendor may sue for the unpaid money immediately without first complying with clause 25.3.

25.2	Any party may seek urgent interlocutory relief in relation to the actions of the other party under this contract without first complying with clause 25.3.

25.3	Unless clause 25.1 or 25.2 applies, if a dispute arises out of or relates to this contract (including any dispute as to breach or termination of this contract) a party to the contract may not commence court proceedings relating to that dispute (Dispute) unless:

25.3.1	the party claiming the Dispute has arisen has given written notice to the other party specifying the nature of the Dispute (Dispute Notice); and

25.3.2	the parties first endeavour in good faith to resolve the Dispute expeditiously using mediation, applying the procedures and within the timeframes specified in clauses 25.4 and 25.5.

25.4	Upon the service of a Dispute Notice the parties must jointly agree on a mediator and the mediator’s remuneration. If the parties fail to agree within 5 days of the service of the Dispute Notice (or such other period agreed by the parties) either party may ask the President (or nominee) of the Law Institute of Victoria to appoint a mediator on behalf of the parties and determine the mediator’s remuneration.

25.5	The parties must observe the instructions of the mediator about the conduct of the mediation and seek to resolve the Dispute with the assistance of the mediator within 10 Business Days of the appointment of the mediator (or such other period agreed by the parties). If the Dispute is not resolved within that time then either party may commence court proceedings.

25.6	The costs of the mediator will be borne equally by the parties.

26.	General

26.1	This contract may only be varied or replaced by a document duly executed by the parties.

26.2	This contract contains the entire understanding between the parties as to the subject matter contained in it. All previous agreements, representations, warranties, explanations and commitments, expressed or implied, affecting this subject matter are superseded by this contract and have no effect.

26.3	Each party must promptly execute and deliver all documents and take all other action necessary or desirable to effect, perfect or complete the transactions contemplated by this contract.

26.4	Each party must pay its own legal costs and expenses in relation to the negotiation, preparation and execution of this contract and other documents referred to in it, unless expressly stated otherwise.

26.5	The Purchaser must pay any stamp duty on this contract and any document executed under it including on the assignment or transfer of the Premises Leases.

26.6	A single or partial exercise or waiver of a right relating to this contract does not prevent any other exercise of that right or the exercise of any other right.

26.7	No party will be liable for any loss or expenses incurred by another party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

26.8	A party must not:

26.8.1	sell, transfer, delegate, assign, licence; or

26.8.2	mortgage, charge or otherwise encumber,

any right or obligation under this contract to any person, without the prior written consent of the other party to this contract (Other Party).

26.9	The Other Party must not unreasonably withhold consent under clause 26.8.

26.10	Time is of the essence as regards all dates, periods of time and times specified in this contract.

26.11	Each indemnity in this contract is a continuing obligation, separate and independent from the other obligations of the parties and survives termination of this contract.

26.12	It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity conferred by this contract.

26.13	The Warranties, conditions, provisions, undertakings, agreements and continuing obligations in this contract do not merge on Completion but to the extent that they have not been fulfilled and satisfied or are capable of having effect remain in full force and effect.

26.14	This contract is governed by and is to be construed in accordance with the laws of Victoria. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria and waives any right to object to proceedings being brought in those courts.

26.15	Subject to clause 26.16, if a provision in this contract is held to be illegal, invalid, void, voidable or unenforceable, that provision must be read down to the extent necessary to ensure that it is not illegal, invalid, void, voidable or unenforceable.

26.16	If it is not possible to read down a provision as required by clause 26.15, that provision is severable without affecting the validity or enforceability of the remaining part of that provision or the other provisions in this contract.

26.17	If the Restraint Period or the Restraint Area or both is judged to go beyond what is reasonable in the circumstances and necessary solely to protect the Goodwill, that Restraint Period or Restraint Area or both, as applicable, must be reduced by one half (First Reduced Restraint).

26.18	If the Restraint Period or the Restraint Area or both, as reduced under clause 26.17, is judged to go beyond what is reasonable in the circumstances and necessary solely to protect the Goodwill that reduced Restraint Period or reduced Restraint Area or both must be again reduced by one half (Second Reduced Restraint).

26.19	The separate and independent covenants and restraints arising under clauses 20.1 and 20.2 have effect as several separate and independent covenants and restraints when combined with those of the Restraint Period, Restraint Area, First Reduced Restraint and Second Reduced Restraint still applying after the operation of clauses 26.17 and 26.18.

26.20	If any of the separate and independent covenants and restraints arising under clause 26.19 are or become invalid or unenforceable for any reason then that invalidity and unenforceability will not affect the validity or enforceability of the other separate and independent covenants and restraints.

26.21	If any of the covenants and restraints arising under clause 26.19 would be judged reasonable and necessary if any activity specified in clause 20.1 were deleted, the prohibitions or restrictions apply with that activity deleted.

26.22	This contract may be executed in any number of counterparts, all of which taken together constitute one instrument.

27.	Notices

27.1	A party giving notice or notifying under this contract must do so in writing:

27.1.1	directed to the recipient’s address or email address as specified in the Particulars or as varied by any earlier notice; and

27.1.2	hand delivered or sent by prepaid post or transmitted by Email Address to that address or email address.

27.2	A notice is taken to be served and received:

27.2.1	if transmitted by facsimile, at the time successful and full transmission is indicated by the transmission confirmation generated by the sender’s facsimile machine; or

27.2.2	if sent by express post or certified mail, the next Business Day after posting; or

27.2.3	if delivered by hand, on delivery.

27.2.4	Emailed

28.	Interpretation

28.1	In this contract:

28.1.1	Words and expressions that are not otherwise defined but which have a defined meaning in the GST Law have the same meaning as in the GST Law;

28.1.2	a reference to:

28.1.2.1	a person includes a firm, partnership, joint venture, association, corporation or other corporate body; and

28.1.2.2	a person includes the legal personal representatives, successors and permitted assigns of that person; and

28.1.3	a reference to this or another document includes the document as varied or replaced regardless of any change in the identity of the parties; and

28.1.4	a reference to writing includes all modes of representing or reproducing words in a legible, permanent and visible form; and

28.1.5	headings and subheadings are inserted for ease of reference only and do not affect the interpretation of this contract; and

28.1.6	a reference to “$” or “dollars” is a reference to Australian dollars; and

28.1.7	a reference to:

28.1.7.1	the singular includes the plural and vice versa; and

28.1.7.2	a gender includes the other genders; and

28.1.8	a reference to a statute includes regulations under it and consolidations, amendments, re-enactments or replacements of any of them.

28.2	If a payment or other act is required by this contract to be made or done on a day which is not a Business Day, the payment or act must be made or done on the next following Business Day.

29.       Dictionary

Accounts Date means the date not more than 14 days prior to Completion when the accounts of the Business are prepared.

Assets means individually and collectively the Goodwill, the Debtors, the Plant and Equipment, the Motor Vehicles, the Intellectual Property Rights, the Stock, the Work in Progress and the benefit of the Business Contracts and Arrangements, Statutory Licences, Equipment Leases, Hire Purchase Agreements, Property Leases and any and all prepayments.

Assistance Period means the period specified as such in the Particulars, which may be before or after Completion or both.

Bank means an authorised deposit-taking institution within the meaning given to that term in the Banking Act 1959 (Cth).

Business means the whole of the undertaking and goodwill of the business specified in the Particulars carried on by the Vendor under the business name specified in the Particulars from the Premises and using the Assets.

Business Contracts and Arrangements means the supply, licence, employee, agency, consulting, franchise, warranties, guarantees, distribution and sale agreements, arrangements or understandings entered into, existing, made or held by the Vendor concerning the Business which are, in whole or in part, executory as at Completion, including those listed in the Particulars.

Business Day means a day other than a Saturday, Sunday or public holiday in the State of Victoria.

Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent and whether based in contract, tort or statute.

Completion means the completion of this contract resulting in the sale by the Vendor and the purchase by the Purchaser of the Business and the Assets.

Completion Date means the date that Completion occurs, such date being scheduled to take place on the date specified in the Particulars.

Conditions means the conditions specified as such in the Particulars.

Confidential Information means:

(a)	all trade secrets and all financial, accounting, marketing and technical information, customer and supplier lists, pricing information, ideas, concepts, formulae, know-how, technology, operating procedures, processes, knowledge and other information belonging to, used by or relating to the Vendor in the conduct of the Business which is not in the public domain;

(b)	all notes and reports incorporating or derived from information referred to in paragraph (a); and

(c)	all copies of the information, notes and reports referred to in paragraphs (a) and (b).

Covenantor means the person or persons described as such in the Particulars.

Customer List means the list of customers of the Business required to be provided by the Vendor on the Completion Date under clause 10.2.7, which is a list of all known customers of the Business with whom the Vendor has traded during the 12 months prior to the Completion Date including, if available, particulars of the types of goods or services supplied to the customers, quantities supplied and pricing policies.

Debtors means the trade and other debts owing to the Vendors as at Completion from products or services sold, delivered or provided by the Vendors in the conduct of the Business prior to Completion.

Deposit means the dollar amount described as such in the Particulars.

Employee Entitlements means all accrued entitlements of the Transferring Employees in respect of annual leave (including any loadings) and long service leave accruing in respect of service of 7 years or more.

Employees means the persons employed by the Vendor in the conduct of the Business.

Encumbrances means all mortgages, charges, pledges, liens, security interests, retentions of title, other encumbrances and all rights of any other person adverse to the interest of the Purchaser as purchaser of the Business and the Assets.

Equipment Leases means each of the equipment leases entered into by the Vendor in respect of the Leased Equipment.

Excluded Assets means assets specified as such in the Particulars used by the Vendor in the conduct of the Business prior to Completion which will not be transferred to the Purchaser on Completion.

Goodwill means the goodwill of the Vendor in relation to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor.

GST Law has the meaning given to that term in the A New Tax System (Goods and Services Tax) Act 1999.

Hire Purchase Agreements means each of the hire purchase agreements entered into by the Vendor in respect of the Hired Equipment which the Purchaser requests be assigned to it.

Hired Equipment means each item of plant and equipment identified in the Particulars hired by the Vendor under a Hire Purchase Agreement and used exclusively in the conduct of the Business.

Intellectual Property Rights means all intellectual property and proprietary rights (whether registered or unregistered) owned or used by the Vendor or necessary for the conduct of the Business including:

Leased Equipment means each item of equipment (including Motor Vehicles) identified in the Particulars leased by the Vendor under an Equipment Lease.

Liabilities includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description.

Motor Vehicles means the registered motor vehicles identified in the Particulars owned by the Vendor and exclusively used in the conduct of the Business.

Particulars means the particulars of this contract set out in Part 1.

Plant and Equipment means all plant, equipment, fittings, internal partitions, light fittings, tables, glassware, signage, stationery, office furniture and equipment, machinery, computer hardware, printers, furniture, fittings and other fixed assets or chattels owned by the Vendors for use in the conduct of the Business.

Plant and Equipment Leases means lease arrangements in relation to the Plant and Equipment.

Premises means the properties leased by the Vendor under the Premises Leases for the purpose of conducting the Business as specified in the Particulars together with all improvements erected on those properties.

Premises Leases means the lease agreements entered into by the Vendor in respect of the lease of the Premises, full particulars of which are specified in the Particulars.

Purchase Price means the dollar amount described as such in the Particulars.

Purchaser means the buyer of the Business and the Assets as set out in the Particulars.

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material belonging or relating to or used by the Vendor in the conduct of the Business including certificates of incorporation, minute books, statutory books and registers, books of account, taxation returns, title deeds, certificates of title, cheque books, sales literature, market research reports, product promotional, descriptive and application material, manufacturing and engineering records, sales and purchasing records, price lists, computer programs and software, personnel records, trading and financial records and lists of all regular suppliers and customers.

Restraint Area means the area specified as such in the Particulars.

Restraint Period means the period specified as such in the Particulars.

Stakeholder means the person or persons described as such in the Particulars.

Statutory Licences means all statutory licences, consents, registrations, approvals, authorities, rights, quotas, permits and certificates relating to any aspect of the Business which are held or required by any competent statutory authority (whether Commonwealth, State or local) to be held by the Vendor, or any employees of the Business.

Stock means all marketable stocks of raw materials, packaging materials, finished goods and other good and saleable stock-in-trade owned and held by the Vendor in the conduct of the Business located at the Premises on the Completion Date.

Stock Valuer means the person identified as such in the Particulars who will act as an expert and not as an arbitrator, whose decision will be final and binding on the Vendor and the Purchaser and whose costs will be borne and paid by the Vendor and the Purchaser in equal shares.

Transferring Employees means the Employees who accept the Purchaser’s offer of employment referred to in clause 18.2.

Trust Fund means the trust fund on behalf of which the Vendor, as trustee, operates the Business and owns the Assets, if any.

Vendor means the seller of the Business and the Assets as set out in the Particulars.

Warranties means the warranties made and representations given by the Vendor to the Purchaser at clause 21.

Work in Progress means the items of stock relating to orders placed by customers of the Business remaining uncompleted, undelivered or unfulfilled, to the extent that after Completion there is a continuing right or obligation relating to the Business.

SCHEDULE 1
SALE SECURITIES	Total Company Shares 400 Amount paid = $40,000 Azmat Ali = ORD 400 Fully Paid
VENDOR	Azmat Ali Chief Executive Officer GLOBAL INSTITUTE OF VOCATIONAL EDUCATION PTY. LTD. 0430 320 046 aliazmat.au@gmail.com 22 Cuthbert Av Truganina VIC 3029
PURCHASER	Anvia (Australia) Pty Ltd f.k.a.Kasa Corporation (Australia) Pty Ltd ACN 605 782 849 ABN 44605 782 849 366 Nursery Road, Holland Park, 4121 QLD
PURCHASE PRICE	81,900 excluding GST for 100% shareholding in GLOBAL INSTITUTE OF VOCATIONAL EDUCATION PTY. LTD.
COMPLETION DATE	19th January, 2018

II

SCHEDULE 2 - VENDOR’S

WARRANTIES

1.	The Vendor

1.1.	The Vendor is the legal registered and beneficial owner of all of the Sale Securities.

1.2.	The Vendor is entitled and competent to sell and transfer all of the Sale Securities to the Purchaser without the consent of any person or authority whatsoever.

1.3.	The Sale Securities are unencumbered and shall be unencumbered at completion.

2.	Due authorisation

2.1.	This Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable in accordance with its terms by appropriate legal remedy.

2.2.	This Agreement and Completion do not conflict with or result in a breach of or default under any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which the Vendor is a party or is subject or by which the Vendor is bound.

3.	The Company

3.1.	The vendors are not aware of any claim or demand against the Company affecting the Company or the Business.

SCHEDULE 3 LIST OF ASSETS OWNED BY COMPANY
Physical assets and Learner resources	RTO policies and Procedures Forms Trainer and Learner Resources Assessment tools and resources
Trainer Files	Daryl lee First Aid Trainer
Domain name
Customer lists	Student files Completed and non-completions
Student Management System	No Student Management system is available
Equipment and Accessories	No first aid resources are available
Excluded Assets (if any)	Policy and Procedure and training resources only limited use license and cannot be on sold to someone else

SCHEDULE 4 Student Qualification Record
	2010		2011		2012		2013		2015		2016
	Quals	SOA	Quals	SOA	Quals	SOA	Quals	SOA	Quals	SOA	Quals	SOA
Total Student Enrolments											0	0
Total Students Completion											0	0
Quals = Qualifications SOA = Statement of Attainments

Attach the list of student’s full name, Student ID, Date of Birth and indicate if the qualification or statement of attainment is issued with the year of completion.

Please note: Copies of student qualification or statement of attainment must be attached